Exhibit h40

AMENDMENT TO ADMINISTRATION AGREEMENT

THIS AMENDMENT TO THE ADMINISTRATION AGREEMENT (the “Amendment”) is dated as of April 17, 2025, and effective as of January 1, 2025, by and between Domini Investment Trust (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).

WITNESSETH:

WHEREAS, the Trust and the Administrator are parties to that certain Administration Agreement dated as of January 17, 2020, and effective as of April 1, 2019, as amended, modified or supplemented from time to time (the “Agreement”); and

WHEREAS, the Trust and the Administrator desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and the Administrator hereby agree as follows:

1.	Section 8 shall be amended in its entirety to read:

Limitation of Liability and Indemnification. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for

Exhibit h40

that period have occurred.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

2.	The following is hereby added to the end of Section 9 Confidentiality:

“Each party may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such confidential information must be disclosed under obligations of confidentiality pursuant to this Section 9.”

3.	The first sentence of Section 13 Term is hereby amended to read:

“This Agreement shall remain in full force and effect for an initial term ending January 1, 2029 (the “Initial Term”).”

4.	Schedule A shall be replaced in its entirety by the Schedule A attached hereto and incorporated herein by this reference.

5.

General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

[Signature Page Follows]

Exhibit h40

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne M. Hinckley

Name:	Suzanne M. Hinckley

Title:	Senior Vice President

DOMINI INVESTMENT TRUST

By:	/s/ CM Laible

Name:	Carole M. Laible

Title:	President

Exhibit h40

SCHEDULE A

TO

ADMINISTRATION AGREEMENT

LIST OF FUNDS

Domini Investment Trust:

Domini Impact Equity Fund

Domini Impact Bond Fund

Domini Impact International Equity Fund

Domini Sustainable Solutions Fund

This Appendix A reflects the removal of Domini International Opportunities Fund from the Agreement as of March 21, 2025.